UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 15, 2006
SILICON IMAGE, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-26887		77-0396307

(Commission File Number)		(IRS Employer Identification No.)

	1060 East Arques Ave., Sunnyvale, CA	94085

	(Address of Principal Executive Offices)	(Zip Code)
(408) 616-4000

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
     On March 15, 2006, Silicon Image, Inc. (the “Company”) entered into a Consulting Agreement with Dr. David D. Lee (the “Agreement”). Dr. Lee was a founder of the Company and previously served as its President, Chief Executive Officer and Chairman of the Board. Under this Agreement, on March 24, 2006 (the effective date of the Agreement), Dr. Lee will resign as an employee of the Company and his existing severance agreement with the Company will be terminated. The Agreement then provides for Dr. Lee to serve as a consultant for the Company, for a term of one year, which term may be extended for an additional year by mutual agreement. The Agreement contemplates that Dr. Lee will spend at least 80% of his working time performing consulting services for the Company, and provides for payment of consulting fees to Dr. Lee of $40,000 per month, as well as up to an aggregate of $500,000 that is payable upon achievement of specified performance milestones. The Agreement provides that options to purchase Silicon Image common stock that are held by Dr. Lee will continue to vest during the consulting period, and will be exercisable for a period of nine months after termination of services under the Agreement (three months in the case of termination for violation of specified non-competition obligations under the Agreement). The Company has also agreed to reimburse Dr. Lee for health insurance premiums paid by him for a period of up to 18 months following the effective date of the Agreement.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 16, 2006	SILICON IMAGE, INC.
	By:	/s/ Robert Freeman
Robert Freeman
Chief Financial Officer